SCHEDULE A

 To the Advisory Agreement dated March 1, 1997 between Key Asset Management Inc.
  (the "Adviser") and The Victory Portfolios, on behalf of the following Funds

                                                      Fee, at an annual rate,
                                                      expressed as a
                                                      percentage of average
Name of Fund                                          daily net assets.*
------------                                          ------------------
1.     Balanced Fund                                  0.80%
2.     Convertible Securities Fund                    0.75%
3.     Diversified Stock Fund                         0.65%
4.     Equity Income Fund                             0.75%
5.     Federal Money Market Fund                      0.25%
6.     Financial Reserves Fund                        0.50%
7.     Fund for Income                                0.50%
8.     Growth Fund                                    0.75%
9.     Institutional Money Market Fund                0.20%
10.    Intermediate Income Fund                       0.75%
11.    International Growth Fund                      1.10%
12.    Investment Quality Bond Fund                   0.75%
13.    LifeChoice Conservative Investor Fund          0.20%
14.    LifeChoice Growth Investor Fund                0.20%
15.    LifeChoice Moderate Investor Fund              0.20%
16.    Limited Term Income Fund                       0.50%
17.    Maine Municipal Bond Fund (Intermediate)       0.55%
18.    Maine Municipal Bond Fund                      0.55%
         (Short-Intermediate)
19.    Michigan Municipal Bond Fund                   0.60%
20.    National Municipal Bond Fund                   0.55%
21.    National Municipal Bond Fund (Long)            0.60%
22.    National Municipal Bond (Short-Intermediate)   0.55%
23.    New York Tax-Free Fund                         0.55%
24.    Ohio Municipal Bond Fund                       0.60%
25.    Ohio Municipal Money Market Fund               0.50%
26.    Prime Obligations Fund                         0.35%
27.    Small Company Opportunity Fund                 0.65% on the first $100
                                                      million, 0.55% on the
                                                      next $100 million, 0.45%
                                                      in excess of $200 million.
28.    Special Value Fund                             0.80%
29.    Stock Index Fund                               0.60%
30.    Tax-Free Money Market Fund                     0.35%
31.    U.S. Government Obligations Fund               0.35%
32.    Value Fund                                     0.75%

Amended as of March 27, 2000


----------------

* Note, however, that the Adviser shall have the right, but not the obligation, to voluntarily waive any portion of the advisory fee from time to time. Any such voluntary waiver will be irrevocable and determined in advance of rendering investment advisory services by the Adviser, and shall be in writing and signed by the parties hereto.